Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces Settlement in Georgia

And the Closing of 24 Centers in New Hampshire

SPARTANBURG, S.C., February 9, 2009– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today announced that it has settled a class action lawsuit in Georgia that resolves all claims against the Company in connection with originating, marketing, or servicing any loan in that state. The settlement, which does not involve any finding of wrongdoing, requires final approval from the State Court of Cobb County, Georgia.  The Company had previously suspended operations in Georgia during 2004.

If approved, the settlement will require the Company to make a minimum payment of approximately $2.0 million from which (1) a settlement pool will be established to pay claims; and (2) attorney fees and other costs related to the litigation and settlement administration will be paid. The value of individual claims will vary between $30 and $90. If claims made plus costs exceed $2.0 million, then the Company will be required to pay additional funds into the settlement pool up to an aggregate cap of $3.7 million. If claims made plus applicable costs are less than the minimum payment, the court will distribute the balance of the minimum payment to a charitable organization of the court’s choosing. If claims made plus costs are greater than the cap, then claims will be prorated so as not to exceed the cap. The Company has reserved approximately $2.0 million for this settlement, which will result in a charge against earnings in the fourth quarter of 2008.

Commenting on the settlement, the Company’s Vice President of Legal and Regulatory Affairs, Tom Newell, said, “Advance America possesses a strong culture of legal and regulatory compliance and the Company will continue to aggressively defend its products and services against these types of claims.  However, a settlement like this one makes good business sense and brings value to our stakeholders by assuring certainty of outcome and eliminating continuing legal costs in a geographic market where we no longer conduct business.  We are pleased to have reached a favorable result.”

Separately, the Company also announced today that it plans to close the 24 centers it operated in the State of New Hampshire.  The decision to close the centers in New Hampshire comes after approval of legislation that went into effect on January 1, 2009 that effectively prohibits the offering of the cash advance product in that state, and follows the Company’s previously announced decision to discontinue offering its line of credit product in New Hampshire as a result of an agreement with the state’s Bank Commissioner.

Commenting on the closure of its centers in New Hampshire, Advance America’s President and Chief Executive Officer, Ken Compton, said, “The recent law that went into effect in New Hampshire imposed a 36% annual percentage rate cap on payday loans, resulting in an effective ban of the industry there. Unfortunately, eliminating the payday loan product as an option does not eliminate the need for short-term credit in New Hampshire, it simply eliminates a sensible financial choice for thousands of hardworking people, and forces them into higher cost alternatives such as fees for bounced checks or late payments and risky loans from unregulated internet lenders. We are disappointed that a majority of legislators and Governor Lynch chose to take away a viable, regulated short-term credit option from New Hampshire residents and put hundreds of employees out of work, particularly during a period of broad economic instability.”

For the twelve months ended December 31, 2008, total revenues and center gross profit generated from the Company’s operations in New Hampshire, were approximately $8.1 million and $3.4 million, respectively.  The Company estimates that the costs associated with closing its operations in New Hampshire will be approximately $1.2 million, $0.7 million of which will be recognized during the fourth quarter of 2008.

After the closings in New Hampshire, the Company will operate approximately 2,800 centers and 79 limited licensees in 32 states, Canada, and the United Kingdom.

Finally, due in part to these previously mentioned charges, and primarily due to government affairs expenditures related to ballot initiatives in Ohio and Arizona, which are not deductible for tax purposes, the Company expects to have a higher effective tax rate for 2008 than in prior years. The Company expects its effective tax rate for the full year 2008 to be 46.6%, approximately 340 basis points higher than the effective tax rate reported for the first nine months of 2008.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,800 centers and 79 limited licensees in 32 states, the United Kingdom and Canada. The company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2008 and September 30, 2008,  copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.